Exhibit 99.1

Item 6:	Selected Financial Data.

This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this Form 8-K.

We have accounted for all of our dealership acquisitions using the purchase method of accounting and, as a result, we do not include in our financial statements the results of operations of these dealerships prior to the date they were acquired by us. The selected consolidated financial data of Sonic discussed on the following page reflect the results of operations and financial positions of each of our dealerships acquired prior to December 31, 2002. As a result of the effects of our acquisitions and other potential factors in the future, the historical consolidated financial information described in selected consolidated financial data is not necessarily indicative of the results of operations and financial position of Sonic in the future or the results of operations and financial position that would have resulted had such acquisitions occurred at the beginning of the periods presented in the selected consolidated financial data.

	Year Ended December 31,
	2000	2001	2002(2)
	(dollars in thousands except per share amounts)
Income Statement Data (1):
Total revenues	$5,278,921	$5,762,729	$6,981,718
Operating income	194,711	196,982	236,273
Income from continuing operations before income taxes	$114,192	$131,095	$176,986
Net income from continuing operations	$70,873	$79,999	$109,567
Basic net income per share from continuing operations	$1.67	$1.97	$2.63
Diluted net income per share from continuing operations	$1.62	$1.92	$2.54
Consolidated Balance Sheet Data (3):
Total assets	$1,782,993	$1,810,369	$2,375,308
Long-term debt (4)	493,309	519,963	645,809
Total liabilities	1,332,071	1,293,108	1,738,130
Stockholders' equity (5)	450,922	517,261	637,178

(1)	In accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, adopted January 1, 2002, income statement data in prior years reflects the reclassification of the results of operations of all franchises sold during 2002 and the first half of 2003 and held for sale as of June 30, 2003 to income from discontinued operations and the reclassification of all franchises previously identified as held for sale (which Sonic decided to retain) to income from continuing operations.
(2)	In accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, goodwill is no longer amortized. See Note 1 to the accompanying consolidated financial statements contained herein.
(3)	Certain prior year amounts have been reclassified to conform with the current year presentation. See Note 1 to our Consolidated Financial Statements.
(4)	Long-term debt includes current maturities of long-term debt and the note payable to Sonic's Chairman. See Sonic's Consolidated Financial Statements and related notes included elsewhere in this Form 8-K.
(5)	No cash dividends were paid in the three years presented.

Item 7:	Management's Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of the results of operations and financial condition should be read in conjunction with the Sonic Automotive, Inc. and Subsidiaries Consolidated Financial Statements and the related notes thereto appearing elsewhere in this report. The financial data contained in the following discussion for all periods presented reflects our June 30, 2003 classification of dealerships between continuing and discontinued operations in accordance with SFAS No. 144.

Overview

We are one of the largest automotive retailers in the United States. As of March 11, 2003 we operated 186 dealership franchises, representing 34 different brands of cars and light trucks, at 139 locations and 45 collision repair centers in 15 states. Our dealerships provide comprehensive services including sales of both new and used cars and light trucks, sales of replacement parts, performance of vehicle maintenance, warranty, paint and collision repair services, and arrangement of extended warranty contracts, financing and insurance for our customers. Our brand diversity allows us to offer a broad range of products at a wide range of prices from lower priced, or economy vehicles, to luxury vehicles. We believe that this diversity reduces the risk of changes in customer preferences, product supply shortages and aging products. In addition, although vehicle sales are cyclical and are affected by many factors, including general economic conditions, consumer confidence, levels of discretionary personal income, interest rates and available credit, our parts, service and collision repair services are not closely tied to vehicle sales and are not dependent upon near-term sales volume. As a result, we believe the diversity of these products and services reduces the risk of periodic economic downturns.

The following table depicts the breakdown of our new vehicle revenues by brand for each of the past three years:

	Percentage of New Vehicle Revenues Year Ended December 31,
	2000	2001	2002
Brand (1)
General Motors (2)	11.2%	12.2%	21.9%
Ford	14.2%	19.4%	17.5%
Honda	16.1%	14.1%	13.9%
Toyota	9.3%	12.2%	10.8%
BMW	11.6%	11.6%	10.3%
Chrysler (3)	8.0%	5.3%	4.6%
Lexus	5.9%	5.8%	4.5%
Nissan	5.8%	4.9%	3.1%
Other Luxury (4)	11.4%	9.6%	8.8%
Other (5)	6.5%	4.9%	4.6%

Total	100.0%	100.0%	100.0%

(1)	In accordance with the provisions of SFAS No. 144, adopted January 1, 2002, revenue data in prior years reflects the reclassification of the results of operations of all franchises sold and in the first six months of 2003 or held for sale as of June 30, 2003 to discontinued operations and the reclassification of all franchises previously identified as held for sale (which Sonic decided to retain) to income from continuing operations.
(2)	Includes Buick, Cadillac, Chevrolet, GMC, Oldsmobile, and Pontiac.
(3)	Includes Chrysler, Dodge, Jeep, and Plymouth.

We sell similar products and services, use similar processes in selling our products and services and sell our products and services to similar classes of customers. As a result of this and the way we manage our business, we have aggregated our results into a single segment for purposes of reporting financial condition and results of operations.

We have accounted for all of our dealership acquisitions using the purchase method of accounting and, as a result, we do not include in our consolidated financial statements the results of operations of these dealerships prior to the date they were acquired. Our consolidated financial statements discussed below reflect the results of operations, financial position and cash flows of each of our dealerships acquired prior to December 31, 2002. As a result of the effects of our acquisitions and other potential factors in the future, the historical consolidated financial information described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is not necessarily indicative of the results of operations, financial position and cash flows which would have resulted had such acquisitions occurred at the beginning of the periods presented, nor is it indicative of future results of operations, financial position and cash flows.

Use of Estimates and Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Critical accounting policies are those that are both most important to the portrayal of our financial position and results of operations and require the most subjective and complex judgments. Following is a discussion of what we believe are our critical accounting policies and estimates. See Note 1 to our consolidated financial statements for additional discussion regarding our accounting policies.

Finance and Service Contracts – We arrange financing for customers through various financial institutions and receive a commission from the lender equal to the difference between the actual interest rates charged to customers and the predetermined base rates set by the financing institution. We also receive commissions from the sale of various insurance contracts and non-recourse third party extended service contracts to customers. Under these contracts, the applicable manufacturer or third party warranty company is directly liable for all warranties provided within the contract.

In the event a customer terminates a financing, insurance or warranty contract prior to the original termination date, we may be required to return a portion of the commission revenue originally recorded to the third party provider (“chargebacks”). The commission revenue for the sale of these products and services is recorded net of estimated chargebacks at the time of sale. Our estimate of future chargebacks is established based on our historical chargeback rates and the termination provisions of the applicable contracts. While chargeback rates vary depending on the type of contract sold, a 100 basis point increase in the estimated chargeback rates used in determining our estimates of future chargebacks would have resulted in an additional $0.6 million in recorded chargebacks.

Goodwill – Goodwill and other intangible assets having indefinite useful lives are tested for impairment at least annually, or more frequently when events or circumstances indicate that impairment might have occurred. In evaluating goodwill for impairment, we compare the carrying value to the fair value of the underlying businesses. We use various assumptions in determining fair value, including estimates of future earnings, future growth rates, earnings multiples and discount factors. We are subject to financial statement risk to the extent goodwill balances are impaired due to decreases in the fair market value of the related underlying businesses.

Insurance Reserves- We have various self-insured and high deductible insurance programs which require us to make estimates in determining the ultimate liability we may incur for claims arising under these programs. These insurance reserves are estimated by management using actuarial evaluations based on historical claims experience, claims processing procedures, medical cost trends and, in the case of reserves for workers’ compensation claims, a discount factor. At December 31, 2002, we had $10.6 million reserved for such programs. For each one percentage point increase in the assumed medical trend rate, the reserve for our medical insurance program would increase by $52,000. Each one day increase in the average claim lag would cause the reserve to increase by $87,000. We used an experience modification factor in estimating reserves for workers’ compensation claims of 0.73. A change of five basis points in this factor would change the reserve by $300,000. We also used a discount rate of 5.0% to calculate the present value of our estimated workers’ compensation claims. A change of 100 basis points in the discount rate would change the reserve by $150,000.

Legal Proceedings- Sonic is involved, and will continue to be involved, in numerous legal proceedings arising in the ordinary course of business, including litigation with customers, employment related lawsuits, contractual disputes and actions brought about by governmental authorities. Currently, no legal proceedings are pending against or involve Sonic that, in the opinion of management, could reasonably be expected to have a material adverse effect on our business, financial condition or results of operations. However, the results of these proceedings cannot be predicted with certainty, and an unfavorable resolution of one or more if these proceedings could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” in June 2001. Among other things, SFAS No. 142 no longer permits the amortization of goodwill, but requires that the carrying amount of goodwill be reviewed and reduced with a charge against operations if it is found to be impaired. SFAS No. 142 also requires the amortization of intangible assets other than goodwill over their useful economic lives, unless the useful economic life is determined to be indefinite. Intangible assets determined to have a finite life are required to be reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.” Intangible assets that are determined to have an indefinite economic life are not amortized and must be reviewed for impairment in accordance with the terms of SFAS No. 142. We have not recognized any impairment related to the goodwill or other intangible assets recorded on our balance sheet.

The provisions of SFAS No. 142 applied immediately to all acquisitions completed after June 30, 2001. Goodwill and intangible assets with indefinite lives existing at June 30, 2001 were amortized until December 31, 2001. Effective January 1, 2002, such amortization ceased, as all of the provisions became effective on that date.

We also adopted the provisions of SFAS No. 144 as of January 1, 2002. SFAS No. 144 establishes a single accounting model for assets to be disposed of by sale whether previously held and used or newly acquired. SFAS No. 144 requires certain long-lived assets to be reported at the lower of carrying amount or fair value, less cost to sell, and provides guidance in asset valuation and measuring impairment. The results of operations of those dealerships disposed of and those dealerships held for sale are now required to be reflected in discontinued operations as shown in the accompanying consolidated statements of income.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Prior to adoption, gains or losses resulting from extinguishment of debt were required to be classified as extraordinary items, net of related tax effects. Upon adoption of SFAS No. 145, however, the classification of such gains or losses as extraordinary must be evaluated based on the criteria established in APB Opinion No. 30. Gains and losses not meeting that criterion, including gains and losses classified as extraordinary in prior periods, must be classified in income from operations. We adopted the provisions of SFAS No. 145 effective July 1, 2002. Accordingly, gains or losses incurred on the early extinguishment of debt (debt repurchases) have been included in other income in the accompanying consolidated statements of income.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires the recognition of a liability for costs associated with an exit or disposal activity at the time the liability is incurred, rather than at the date of the entity’s commitment to the exit or disposal plan. The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. We do not expect the adoption of SFAS No. 146 to have a material effect on our consolidated operating results, financial position, or cash flows.

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others.” FIN 45 requires the recognition of a liability for certain guarantees, issued guarantees, after December 31, 2002, or for modifications made after December 31, 2002 to previously issued guarantees, and clarifies disclosure requirements for certain guarantees. The disclosure provisions of FIN 45 are effective for fiscal years ended after December 15, 2002. We have adopted the disclosure provisions of FIN 45 as of December 31, 2002.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities, an Interpretation of APB No. 50.” FIN 46 requires the consolidation of certain variable interest entities by the primary beneficiary if the equity investors do not have a controlling financial interest or sufficient equity at risk to finance the entities’ activities without additional subordinated financial support of other parties. The provisions of FIN 46 are effective for all variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to that date, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 is not expected to have a material impact on our consolidated results of operations, financial position or cash flows.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133 generally entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. We do not expect SFAS No. 149 to have a material effect on our consolidated operating results, financial position, or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity and is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect SFAS No. 150 to have a material effect on our consolidated operating results, financial position, or cash flows.

Results of Operations

The following table summarizes the percentages of total revenues represented by certain items reflected in our Consolidated Statements of Income.

	Percentage of Total Revenues for the Year Ended December 31,
	2000	2001	2002
Revenues(1):
New vehicles	59.4%	60.4%	60.8%
Used vehicles	19.0%	17.7%	16.8%
Wholesale vehicles	7.0%	6.4%	6.6%
Parts, service and collision repair	11.8%	12.5%	13.0%
Finance and insurance and other	2.8%	3.0%	2.8%

Total revenues	100.0%	100.0%	100.0%
Cost of sales	84.9%	84.5%	84.5%

Gross profit	15.1%	15.5%	15.5%
Selling, general and administrative	11.0%	11.7%	12.0%
Depreciation	0.1%	0.1%	0.1%
Goodwill amortization	0.3%	0.3%	0.0%

Operating income	3.7%	3.4%	3.4%
Interest expense, floor plan	0.8%	0.5%	0.3%
Interest expense, other	0.8%	0.6%	0.6%

Income from continuing operations before income taxes	2.1%	2.3%	2.5%
Income tax expense	0.8%	0.9%	0.9%

Net income from continuing operations	1.3%	1.4%	1.6%

(1)	In accordance with the provisions of SFAS No. 144, income statement data in prior years reflects the reclassification of the results of operations of all franchises sold during 2002, and in the first six months of 2003 and held for sale as of June 30, 2003, to income from discontinued operations and the reclassification of all franchises previously identified as held for sale (which Sonic decided to retain) to income from continuing operations.

During the year ended December 31, 2002, we disposed of 16 franchises and had approved, but not completed, the disposition of ten additional franchises. In accordance with the provisions of SFAS No. 144, the results of operations of these dealerships, including gains or losses on disposition, have been included in net income from discontinued operations in the accompanying Consolidated Statements of Income for all periods presented. In addition to these dispositions, during the year ended December 31, 2001 and 2000, we disposed of 15 and 8 franchises, respectively. However, because the provisions of SFAS No. 144 do not permit retroactive application to dispositions occurring before January 1, 2002, the results of operations of these dealerships have been included in net income from continuing operations in the accompanying Consolidated Statements of Income. As a result, a comparison of the results of operations based on the information presented in the accompanying Consolidated Statements of Income is not meaningful since the information presented for 2001 and 2000 includes results of operations for dealerships disposed of in those years that were not in existence in 2002. Therefore, in order to provide a more meaningful comparison, the tables included within the discussion below disaggregate the impact of the dealerships disposed of in prior years in order to arrive at a comparison of only the results of operations of “ongoing” operations.

Annual “same store” results of operations represent the aggregate of the same store results for each quarter. Same store results for each quarter include dealerships that were owned and operated for the entire quarter in both periods.

Revenues

	For the Year Ended		$ Change	% Change	For the Year Ended		$ Change	% Change
	12/31/2002	12/31/2001			12/31/2001	12/31/2000
Total Revenues (in thousands)
Same Store	$5,376,918	$5,519,628	$(142,710)	(2.6)%	$4,830,982	$4,957,212	$(126,230)	(2.5)%
Acquisitions	1,604,800	158,101	1,446,699	915.0%	846,747	138,360	708,387	512.0%

Total Ongoing Dealerships	6,981,718	5,677,729	1,303,989	23.0%	5,677,729	5,095,572	582,157	11.4%
Disposed prior to 2002	—	85,000	(85,000)		85,000	183,349	(98,349)

Total As Reported	$6,981,718	$5,762,729	$1,218,989	21.2%	$5,762,729	$5,278,921	$483,808	9.2%

Revenues from ongoing dealerships increased in 2002 as a result of acquired dealerships. Same store revenues declined compared to 2001, which was the second best year in history for sales of light vehicles in the United States. The primary factor causing this decline was reduced consumer spending resulting from a downturn in economic conditions (as described in more detail below). Reduced consumer spending may continue to affect future revenues as economic conditions remain uncertain. In addition, uncertainty associated with U.S. military action in the Middle East may also affect future revenues.

Revenues from ongoing dealerships increased in 2001 as a result of acquired dealerships. Same store revenues declined compared to 2000, driven by lower vehicle revenues primarily in our Northern California and Carolina regions.

New Vehicles

	For the Year Ended		Units or $ Change	% Change	For the Year Ended		Units or $ Change	% Change
	12/31/2002	12/31/2001			12/31/2001	12/31/2000
Total New Vehicle Units
Same Store	121,422	126,446	(5,024)	(4.0)%	108,094	115,436	(7,342)	(6.4)%
Acquisitions	30,652	2,964	27,688	934.1%	21,316	2,633	18,683	709.6%

Total Ongoing Dealerships	152,074	129,410	22,664	17.5%	129,410	118,069	11,341	9.6%
Disposed prior to 2002	—	1,902	(1,902)		1,902	3,447	(1,545)

Total As Reported	152,074	131,312	20,762	15.8%	131,312	121,516	9,796	8.1%

Total New Vehicle Revenues (in thousands)
Same Store	$3,313,691	$3,363,488	$(49,797)	(1.5)%	$2,907,860	$2,981,110	$(73,250)	(2.5)%
Acquisitions	933,768	76,971	856,797	1113.1%	532,599	64,779	467,820	722.2%

Total Ongoing Dealerships	4,247,459	3,440,459	807,000	23.5%	3,440,459	3,045,889	394,570	13.0%
Disposed prior to 2002	—	43,680	(43,680)		43,680	92,359	(48,679)

Total As Reported	$4,247,459	$3,484,139	$763,320	21.9%	$3,484,139	$3,138,248	$345,891	11.0%

Total New Vehicle Unit Price
Same Store	$27,291	$26,600	$691	2 .6%	$26,901	$25,825	$1,076	4.2%
Total Ongoing Dealerships	$27,930	$26,586	$1,344	5.1%	$26,586	$25,798	$788	3.1%

The decline in same store unit sales during the year ended December 31, 2002 was consistent with an industry-wide decline in new vehicle sales. This decline was particularly evident in domestic brands, which are generally more sensitive to economic conditions than import and luxury brands. Sales of domestic non-luxury brands declined approximately 5.8% for the year ended December 31, 2002 and accounted for approximately 61.4% of the total decline in same store unit sales. Regional performance continued to be negatively affected by weaker economic conditions in our Northern California region, evidenced by significantly higher unemployment rates compared to the rest of the country. Same store unit sales in that region declined by 3,712 units, or 12.5%. Similar economic conditions in the Dallas market resulted in same store unit sales declines of 2,309 units or 15.7%. Our Ohio region experienced same store declines of 21.2%, due primarily to a predominance of domestic brand stores in that region. These decreases were partially offset by increases in unit sales in regions whose portfolios are dominated by import and luxury brands, primarily San Diego/Nevada, where units sales increased 1,048 units, or 15.2%, and South Carolina/Georgia, where units sales increased 710 units, or 11.9%, compared to the same period last year. We expect declines in same store new vehicle sales when comparing to the prior year’s quarter to continue during 2003.

In 2001, the decline in same store unit sales was primarily isolated to domestic brands. Sales of domestic brands on a same store basis declined by 5,977 units, or 13.1%, and accounted for 81.4% of the total decline in same store unit sales. As such, our regions dominated by domestic brands, such as Northern California and Carolinas, were particularly affected. Same store unit sales declined by 3,532 units or, 10.9%, and by 1,925 units, or 19.7%, in those two regions respectively, compared to 2000. Sales of import brands on a same store basis declined by only 1,365 units, or 2.0%, in 2001.

Used Vehicles

	For the Year Ended		Units or $	%	For the Year Ended		Units or $	%
	12/31/2002	12/31/2001	Change	Change	12/31/2001	12/31/2000	Change	Change
Total Used Vehicle Units
Same Store	57,461	65,654	(8,193)	(12.5)%	58,187	62,093	(3,906)	(6.3)%
Acquisitions	17,265	2,348	14,917	635.3%	9,815	1,937	7,878	406.7%

Total Ongoing Dealerships	74,726	68,002	6,724	9.9%	68,002	64,030	3,972	6.2%
Disposed prior to 2002	—	1,366	(1,366)		1,366	3,022	(1,656)

Total As Reported	74,726	69,368	5,358	7.7%	69,368	67,052	2,316	3.5%

Total Used Vehicle Revenues (in thousands )
Same Store	$876,736	$968,777	$(92,041)	(9.5)%	$866,480	$931,760	$(65,280)	(7.0)%
Acquisitions	294,133	32,161	261,972	814.6%	134,458	27,402	107,056	390.7%

Total Ongoing Dealerships	1,170,869	1,000,938	169,931	17.0%	1,000,938	959,162	41,776	4.4%
Disposed prior to 2002	—	18,679	(18,679)		18,679	42,764	(24,085)

Total As Reported	$1,170,869	$1,019,617	$151,252	14.8%	$1,019,617	$1,001,926	$17,691	1.8%

Total Used Vehicle Unit Price
Same Store	$15,258	$14,756	$502	3.4%	$14,891	$15,006	$(115)	(0.8)%
Total Ongoing Dealerships	$15,669	$14,719	$950	6.5%	$14,719	$14,980	$(261)	(1.7)%

During 2002, used vehicle unit sales were negatively affected by a lack of adequate consumer credit availability. This was caused by many of the manufacturers’ captive finance companies focusing their financing of new vehicle sales and, to a lesser extent, used vehicle sales only at those dealerships selling their brands and tightening of credit standards by other finance companies. These factors have adversely affected consumers’ ability to finance used vehicle purchases, which reduces retail activity. Also contributing to the decline in used vehicle sales were competitive pressures from strong manufacturer incentives and interest rate subsidies on new vehicles. Our Oklahoma region, which has historically been heavily dependent on used vehicle sales, especially the sub-prime market, was particularly affected by these trends. Same store unit sales declined 1,533 units, or 23.7%. Unit sales in our Southeast division declined 2,720 units, or 13.8%. These regions accounted for 51.9% of the total decline in same store unit sales for 2002.

During 2001, 74.3% of the decline in same store unit sales was the Southeast Division, primarily the Carolinas region which declined 1,077 units, or 17.4%, the South Carolina/Georgia region which declined 1,264 units, or 21.8%, and the Birmingham/Tennessee region which declined 845 units, or 18.3%, compared to 2000.

Wholesale Vehicles

	For the Year Ended		Units or $	%	For the Year Ended		Units or $	%
	12/31/2002	12/31/2001	Change	Change	12/31/2001	12/31/2000	Change	Change
Total Wholesale Vehicle Units
Same Store	48,427	52,349	(3,922)	(7.5)%	45,699	48,133	(2,434)	(5.1)%
Acquisitions	14,316	2,185	12,131	555.2%	8,835	4,796	4,039	84.2%

Total Ongoing Dealerships	62,743	54,534	8,209	15.1%	54,534	52,929	1,605	3.0%
Disposed prior to 2002	—	1,663	(1,663)		1,663	3,381	(1,718)

Total As Reported	62,743	56,197	6,546	11.6%	56,197	56,310	(113)	(0.2)%

Total Wholesale Vehicle Revenues (in thousands)
Same Store	$330,218	$333,719	$(3,501)	(1.0)%	$295,217	$327,898	$(32,681)	(10.0)%
Acquisitions	129,288	25,399	103,889	409.0%	63,901	22,997	40,904	177.9%

Total Ongoing Dealerships	459,506	359,118	100,388	28.0%	359,118	350,895	8,223	2.3%
Disposed prior to 2002	—	9,251	(9,251)		9,251	17,638	(8,387)

Total As Reported	$459,506	$368,369	$91,137	24.7%	$368,369	$368,533	$(164)	(0.0)%

Total Wholesale Unit Price
Same Store	$6,819	$6,375	$444	7.0%	$6,460	$6,812	$(352)	(5.2)%
Total Ongoing Dealerships	$7,324	$6,585	$739	11.2%	$6,585	$6,630	$(45)	(0.7)%

During 2002, the decrease in same store wholesale vehicle revenues is due to a decrease in units sold, offset by an increase in average price per unit, primarily resulting from wholesaling higher end models in order to liquidate aged units and maintain appropriate inventory levels.

During 2001, the majority of the decline in same store sales resulted from a decline in units sold, coupled with a lower selling price caused by the declines in values of used units at the wholesale level, especially in the fourth quarter.

Fixed Operations

	For the Year Ended		$ Change	% Change	For the Year Ended		$ Change	% Change
	12/31/2002	12/31/2001			12/31/2001	12/31/2000
Total Parts, Service and Collision Repair (in thousands)
Same Store	$699,665	$690,798	$8,867	1.3%	$615,143	$581,231	$33,912	5.8%
Acquisitions	205,511	15,134	190,377	1257.9%	90,789	16,307	74,482	456.7%

Total Ongoing Dealerships	905,176	705,932	199,244	28.2%	705,932	597,538	108,394	18.1%
Disposed prior to 2002	—	11,737	(11,737)		11,737	26,928	(15,191)

Total As Reported	$905,176	$717,669	$187,507	26.1%	$717,669	$624,466	$93,203	14.9%

Same store parts, service and collision repair revenues increased during 2002, resulting primarily from increases in warranty sales arising in part from BMW expanding their warranty to cover all new vehicle maintenance and Honda extending its warranty on two models due to problems with its V6 engines. In addition, we continued implementation of our best practices and investments in real estate and construction projects on collision facilities, which allowed us to increase our overall service and parts capacity. These increases were partially offset by significant declines in our Ford stores of $10.9 million, or 8.7%, resulting from unusually high parts and service sales generated in 2001 by the Firestone tire recall and other recalls. In addition, collision revenues were adversely affected by rising insurance premiums that have caused consumers to obtain higher deductible policies. Lower collision revenues in 2002 are a result of customers choosing not to perform minor repair work that historically would have been covered by lower deductible policies, as well as a change in insurance company trends whereby vehicles are being declared totaled rather than repaired at a greater percentage than in prior years.

Same store revenues increased during 2001, resulting in part from investments in real estate and construction projects on collision facilities, which allowed us to increase our overall service and parts capacity, as well as an increase at our Ford stores of $7.6 million or 9.2%, resulting in part from unusually high parts and service sales generated in 2001 by the Firestone tire recall and other recalls.

Finance and Insurance and Other

	For the Year Ended		$ Change	% Change	For the Year Ended		$ Change	% Change
	12/31/2002	12/31/2001			12/31/2001	12/31/2000
Total Finance & Insurance Revenue (in thousands)
Same Store	$156,609	$162,845	$(6,236)	(3.8)%	$146,283	$135,213	$11,070	8.2%
Acquisitions	42,099	8,437	33,662	399.0%	24,999	6,874	18,125	263.7%

Total Ongoing Dealerships	198,708	171,282	27,426	16.0%	171,282	142,087	29,195	20.5%
Disposed prior to 2002	—	1,653	(1,653)		1,653	3,661	(2,008)

Total As Reported	$198,708	$172,935	$25,773	14.9%	$172,935	$145,748	$27,187	18.7%

Total F&I per Unit
Same Store	$875	$848	$27	3.2%	$880	$762	$118	15.5%
Total Ongoing Dealerships	$876	$868	$8	0.9%	$868	$780	$88	11.3%

Same store finance and insurance revenues decreased during 2002 primarily due to lower retail vehicle unit sales. Unit sales were negatively impacted by the decline in retail vehicle unit sales in our Northern California market, and our Ohio, Carolinas and Dallas regions. Finance and insurance revenues in these markets declined $3.1 million or 7.8%, $1.8 million or 17.1%, $0.7 million or 7.2% and $1.7 million or 9.5%, respectively, compared to 2001. These declines were offset by strong performance in our San Diego/Nevada region, driven by a higher import and luxury brand mix, where revenues increased $2.3 million or 23.2% compared to 2001.

During 2001, the increase in same store finance and insurance revenues was primarily due to an increase in per unit revenue, which reflected our continued focus on training programs for finance and insurance sales people along with our ability to negotiate higher commissions on the origination of customer vehicle financing, insurance polices and extended warranty contracts.

Gross Profit and Gross Margins

	For the Year Ended		$ Change	% Change	For the Year Ended		$ Change	% Change
	12/31/2002	12/31/2001			12/31/2001	12/31/2000
Total Gross Profit (in thousands)
Same Store	$841,124	$854,736	$(13,612)	(1.6)%	$762,048	$744,515	$17,533	2.4%
Acquisitions	240,962	27,068	213,894	790.2%	119,756	27,036	92,720	343.0%

Total Ongoing Dealerships	1,082,086	881,804	200,282	22.7%	881,804	771,551	110,253	14.3%
Disposed prior to 2002	—	10,504	(10,504)		10,504	26,585	(16,081)

Total As Reported	$1,082,086	$892,308	$189,778	21.3%	$892,308	$798,136	$94,172	11.8%

Our overall gross profit and gross profit as a percentage of revenues (“gross margins”) generally vary depending on changes in our revenue mix. Although sales of new vehicles comprise the majority of our total revenues, new vehicles generally carry the lowest margin of any product or service we offer, generally averaging between 7.5% and 8.5%. As a result, sales of new vehicles comprise a relatively small portion of total gross profits. Retail sales of used vehicles generally carry a slightly higher gross margin than new vehicles, averaging between 11% and 11.5%. Parts, service, and collision repair carry the next highest margins, averaging between 45% and 47%. Commission revenues from the sale of finance, insurance and extended warranty products carry the highest margin at 100%. As a result, as our mix of revenues shifts between lower margin products and services to higher margin products and services, overall gross margins fluctuate accordingly.

During 2002, gross margins from ongoing dealerships remained stable at 15.5%. We experienced an increase during 2002 in the percentage of revenues contributed by parts, service and collision repair services. In addition, the gross profit percentage earned on our parts, service, and collision repair services increased to 47.6% in 2002 from 46.1% in 2001. This was offset by a slight decrease in the percentage of revenues contributed by our finance and insurance products to 2.8% in 2002 from 3.0% in 2001, and an increase in the percentage of revenues contributed by new vehicle sales to 60.8% in 2002 from 60.6% in 2001.

Ongoing dealership gross margin during 2001 increased to 15.5% from 15.1% due primarily to an increase in the percentage of revenues contributed by parts, service, collision repair services and finance and insurance products. Parts, service and collision repair revenues as a percentage of total revenues increased to 12.4% in 2001 from 11.7% in 2000. Finance and insurance revenues as a percentage of total revenues increased to 3.0% in 2001 from 2.8% in 2000. In addition, the gross profit percentage earned on our parts, service, and collision repair and finance and insurance products increased to 56.6% in 2001 from 55.1% in 2000.

Selling, General & Administrative Expenses

	For the Year Ended		$ Change	% Change	For the Year Ended		$ Change	% Change
	12/31/2002	12/31/2001			12/31/2001	12/31/2000
Total SG&A (in thousands)
Same Store	$624,292	$611,354	$12,938	2.1%	$547,476	$518,587	$28,889	5.6%
Acquisitions	213,016	46,365	166,651	359.4%	110,243	37,651	72,592	192.8%

Total Ongoing Dealerships	837,308	657,719	179,589	27.3%	657,719	556,238	101,481	18.2%
Disposed prior to 2002	—	13,892	(13,892)		13,892	26,718	(12,826)

Total As Reported	$837,308	$671,611	$165,697	24.7%	$671,611	$582,956	$88,655	15.2%

Of our total selling, general and administrative expenses from ongoing dealerships in 2002, approximately 59.3% were variable or semi-variable, comprised primarily of non-salaried sales compensation and advertising, and approximately 40.7% were fixed, comprised primarily of fixed compensation and rent expense. We manage these variable and semi-variable expenses so that they are generally related to vehicle sales gross profit and can be adjusted in response to changes in vehicle sales gross profit. Salespersons, sales managers, service managers, parts managers, service advisors, service technicians and all other non-clerical dealership personnel are paid either a commission or a modest salary plus commissions. In addition, dealership management compensation is tied to individual dealership profitability.

As a percentage of gross profits, variable expenses from ongoing dealerships increased to 45.9% in 2002 from 45.7% in 2001. This was primarily due to increases in advertising expense as a percentage of gross profits to 5.7% in 2002, from 5.2% in 2001. This resulted from a determined effort, primarily in the first half of 2002, to stimulate consumer traffic into our dealerships through advertising. Our advertising expenditures began to stabilize in the second half of 2002.

Fixed expenses from ongoing dealerships increased as a percentage of gross profits to 31.5% in 2002 from 28.9% in 2001. This was primarily the result of significant investments in regional and divisional management personnel in advance of our recent acquisitions, including the Massey acquisition, in order to support our acquisition growth and integration plans, and was also impacted by a softer vehicle sales environment which led to reduced gross profit dollars, especially in the fourth quarter.

Of our total selling, general and administrative expenses in 2001, approximately 61.3% were variable or semi-variable, and approximately 38.7% were fixed. As a percentage of gross profits, variable expenses declined slightly in 2001 to 45.7% from 45.8% in 2000. These declines were offset by fixed expenses, which increased as a percentage of gross profits to 28.9% in 2001 from 26.3% in 2000, primarily as a result of increases in rent expense due to investments in dealership facilities and increases in medical insurance costs.

Depreciation and Amortization

	For the Year Ended		$ Change	% Change	For the Year Ended		$ Change	% Change
	12/31/2002	12/31/2001			12/31/2001	12/31/2000
Total depreciation (in thousands)
Same Store	$5,998	$5,742	$256	4.5%	$5,306	$5,052	$254	5.0%
Acquisitions	2,507	785	1,722	219.4%	1,221	123	1,098	892.7%

Total Ongoing Dealerships	8,505	6,527	1,978	30.3%	6,527	5,175	1,352	26.1%
Disposed prior to 2002	—	181	(181)		181	115	66

Total As Reported	$8,505	$6,708	$1,797	26.8%	$6,708	$5,290	$1,418	26.8%

During 2002, the balance of gross property and equipment, excluding land and construction in process, increased $11.6 million, or 12.5%. Approximately $20.3 million of this increase resulted from additional capital expenditures and approximately $8.9 million from dealership acquisitions. These increases were offset by $17.6 million of disposals and other adjustments, including transfers to assets held for sale of $5.8 million. As a percentage of total revenues depreciation expense was 0.1% in both 2002 and 2001.

During 2001, the balance of gross property and equipment, excluding land and construction in process, increased approximately $17.6 million. Approximately $7.4 million of this increase resulted from dealership acquisitions and approximately $9.5 million from additional capital expenditures. As a percentage of total revenues, depreciation expense was at 0.1% in 2000 and 2001.

In accordance with SFAS No. 142, beginning January 1, 2002, goodwill is no longer amortized. Accordingly, no amortization expense was recorded during 2002. Amortization expense from ongoing operations in 2001 was $17.3 million, an increase of 17.3% compared to 2000. The increase was primarily attributable to additional goodwill arising from acquisitions completed prior to July 1, 2001.

Floor Plan Interest Expense

	For the Year Ended		$ Change	% Change	For the Year Ended		$ Change	% Change
	12/31/2002	12/31/2001			12/31/2001	12/31/2000
Interest Expense, floor plan (in thousands)
Total Ongoing Dealerships	$23,959	$30,727	(6,768)	(22.0)%	$30,727	$37,897	(7,170)	(18.9)%
Disposed prior to 2002	—	701	(701)		701	1,976	(1,275)

Total As Reported	$23,959	$31,428	$(7,469)	(23.8)%	$31,428	$39,873	$(8,445)	(21.2)%

The average interest rate incurred by ongoing dealerships was 3.5% for the year ended December 31, 2002, compared to 5.7% for the year ended December 31, 2001, which reduced interest expense by approximately $11.8 million. This decrease was partially offset by an increase in floor plan balances during 2002. The average floor plan balance increased from $535.6 million at December 31, 2001 to $679.0 million at December 31, 2002, resulting in an increase in expense of approximately $5.1 million.

The average interest rate incurred by ongoing dealerships was 5.7% for the year ended December 31, 2001, compared to 8.0% for the year ended December 31, 2000, which reduced interest expense by approximately $10.7 million. This decrease was partially offset by an increase in floor plan balances during 2001. The average floor plan balance increased from $474.2 million at December 31, 2000 to $535.6 million at December 31, 2001, resulting in an increase in expense of approximately $3.5 million.

Our floor plan expenses are substantially offset by amounts received from manufacturers in the form of floor plan assistance. These payments are credited against our cost of sales. During the year ended December 31, 2002, the amounts we received from floor plan assistance exceeded our floor plan interest expense by approximately $15.0 million. Conversely, in the year ended December 31, 2001, floor plan interest expense exceeded amounts received for floor plan assistance by approximately $1.7 million.

Other Interest Expense

During 2002, other interest expense from ongoing operations increased $4.0 million, or 11.7%, compared to the same period last year. Interest expense increased $12.8 million as a result of the issuance of an additional $75.0 million in 11% senior subordinated notes in November 2001 and an additional $149.5 million in 5.25% convertible senior subordinated notes in May 2002, but was offset partially by a $10.6 million decrease in interest expense on our revolving credit facility. Of this decrease, approximately $7.8 million was due to a decrease in the average interest rate from 6.9% in 2001 to 4.6% in 2002, and approximately $2.8 million was due to a decrease in the average outstanding balance resulting from the refinancing of a portion of our revolving facility using proceeds from the issuance of convertible senior subordinated notes discussed above, offset partially by borrowings used to finance acquisition activities. The decrease in the weighted average interest rates and average balances was offset by the effective conversion of $200.0 million of our variable rate debt to a fixed rate through two separate $100.0 million interest rate swap agreements entered into on January 15, 2002 and June 6, 2002, whereby we receive interest payments based on LIBOR and make interest payments at fixed rates of 3.88% and 4.50%, respectively. The effect of the swaps resulted in an additional $3.6 million in interest expense in 2002. In addition, the increase in interest expense was partially offset by an increase in the capitalization of interest cost on construction projects of $1.1 million in 2002.

During 2001, other interest expense from ongoing operations decreased by $6.2 million, or 15.2%, compared to 2000. Of the total decrease, approximately $7.0 million was attributable to the decrease in the average interest rate incurred on our revolving credit facility to approximately 6.9% in 2001 from 9.0% in 2000. This decrease was partially offset by an increase in the average outstanding balance of the revolving credit facility to $341.9 million in 2001 from $331.8 million in 2000 due to additional borrowings for acquisitions.

Liquidity and Capital Resources

We require cash to finance acquisitions and fund debt service and working capital requirements. We rely on cash flows from operations, borrowings under our various credit facilities and offerings of debt and equity securities to meet these requirements. Although not required under the terms of any credit agreement, our practice has been to apply all of our available cash to reduce the outstanding balance on our revolving credit facility for the purpose of maximizing the return on these funds and minimizing interest expense.

Because the majority of our consolidated assets are held by our subsidiaries, the majority of our cash flow from operations is generated by these subsidiaries. As a result, our cash flow and ability to service debt depends to a substantial degree on the results of operations of these subsidiaries and their ability to provide us with cash. Uncertainties in the economic environment as well as uncertainties associated with U.S. military action in the Middle East may affect our overall liquidity.

Contracts in Transit:

Contracts in transit represent customer finance contracts evidencing loan agreements or lease agreements between Sonic, as creditor, and the customer, as borrower, to acquire or lease a vehicle where a third-party finance source has given Sonic initial, non-binding approval to assume Sonic’s position as creditor. Funding and final approval from the finance source is provided upon the finance source’s review of the loan or lease agreement and related documentation executed by the customer at the dealership. These finance contracts are typically funded within ten days of the initial approval of the finance transaction given by the third-party finance source. The finance source is not contractually obligated to make the loan or lease to the customer until it gives its final approval and funds the transaction, and until such final approval is given, the contracts in transit represent amounts due from the customer to Sonic. Based on our experience, there is minimal risk of these contracts in transit not being approved and funded by the initial finance source. In rare instances where the pre-approving initial finance source does not give final approval of the loan or lease agreement, we are typically able to arrange for financing through another third-party finance source. Because contracts in transit are typically funded within ten days after the initial approval given by the finance source, we do not believe that they have any meaningful impact on our liquidity.

Floor Plan Facilities:

We finance all of our new and certain of our used vehicle inventory through standardized floor plan credit facilities with Chrysler Financial Company, LLC (“Chrysler Financial”), Ford Motor Credit Company (“Ford Credit”), General Motors Acceptance Corporation (“GMAC”), Toyota Motor Credit Corporation (“Toyota Credit”) and Bank of America, N.A. These floor plan facilities bear interest at variable rates based on prime and LIBOR. The weighted average interest rate for our floor plan facilities was 3.58% for 2002 and 5.83% for 2001. Interest payments under each of our floor plan facilities are due monthly, and we are generally not required to make principal repayments prior to the sale of the vehicles.

The balances outstanding are due when the related vehicles are sold and are collateralized by vehicle inventories and other assets, excluding franchise agreements, of the relevant dealership subsidiary. The floor plan facilities contain a number of covenants, including, among others, covenants restricting us with respect to the creation of liens and changes in ownership, officers and key management personnel. We were in compliance with all restrictive covenants as of December 31, 2002.

Long-Term Debt and Credit Facilities:

The Revolving Facility: At December 31, 2002 Sonic’s revolving credit facility with Ford Credit, Chrysler Financial and Toyota Credit (the “Revolving Facility”) had a borrowing limit of $600 million, subject to a borrowing base calculated on the basis of our receivables, inventory and equipment and a pledge of certain additional collateral by an affiliate of Sonic (the borrowing base was approximately $490.5 million at December 31, 2002). The amounts outstanding under the Revolving Facility bore interest during 2002 at 2.50 percentage points above LIBOR. The Revolving Facility includes an annual commitment fee equal to 0.25% of the unused portion of the facility. The total outstanding balance was approximately $330.7 million as of December 31, 2002. Balances under our Revolving Facility are guaranteed by Sonic’s operating subsidiaries.

On February 5, 2003 we amended certain terms of our Revolving Facility. We added Bank of America, N.A. to the lending group and extended the term of the facility from October 31, 2004 to October 31, 2006. In addition, the overall borrowing limit was reduced to $500 million and the interest rate was changed to LIBOR plus 2.55 percentage points. The reduction in the overall limit had no impact on our borrowing base and thus, no effect on our borrowing availability at December 31, 2002. All of the other substantive provisions, including covenants, remained the same. We were in compliance with all of the restrictive and financial covenants under the Revolving Facility at December 31, 2002.

Senior Subordinated Notes: Our outstanding senior subordinated notes mature on August 1, 2008 and bear interest at a fixed rate of 11.0%. The notes are unsecured and are redeemable at our option after August 1, 2003. Our obligations under these notes are guaranteed by our operating subsidiaries. Interest payments are due semi-annually on February 1 and August 1. The notes are subordinated to all of our present and future senior indebtedness, including borrowing under the Revolving Facility. Redemption prices during the 12-month periods beginning August 1 are 105.500% in 2003, 103.667% in 2004, 101.833% in 2005 and 100% thereafter.

During 2002, we repurchased $17.6 million in aggregate principal amount of the senior subordinated notes on the open market for approximately $18.2 million. A resulting loss of $1.1 million, net of write-offs of unamortized discounts and deferred debt issuance costs, is included in other income in the accompanying consolidated statement of income for the year ended December 31, 2002. The outstanding principal balance of the senior subordinated notes at December 31, 2002 was $182.4 million. We were in compliance with all of the restrictive covenants under the indentures governing the senior subordinated notes at December 31, 2002.

Convertible Senior Subordinated Notes: On May 7, 2002, we issued $149.5 million in aggregate principal amount of 5.25% convertible senior subordinated notes with net proceeds, before expenses, of approximately $145.1 million. The net proceeds were used to repay a portion of the amounts outstanding under our Revolving Facility. The notes are unsecured obligations that rank equal in right of payment to all of Sonic’s existing and future senior subordinated indebtedness, mature on May 7, 2009, and are redeemable at Sonic’s option after May 7, 2005. Sonic’s obligations under these notes are not guaranteed by any of its subsidiaries. We were in compliance with all restrictive covenants under the indenture governing the convertible senior subordinated notes at December 31, 2002.

The notes are convertible into shares of Class A common stock, at the option of the holder, if as of the last day of the preceding fiscal quarter, the closing sale price of our Class A common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than 110% of the conversion price per share of Class A common stock on the last day of such preceding fiscal quarter. If this condition is satisfied, then the notes will be convertible at any time, at the option of the holder, through maturity. The initial conversion price per share is $46.87, which is subject to adjustment for certain distributions on, or changes in our Class A common stock, if any, prior to the conversion date. In addition, on or before May 7, 2007, a holder also may convert his notes into shares of our Class A common stock at any time after a 10 consecutive trading day period in which the average of the trading day prices for the notes for that 10 trading day period is less than 103% of the average conversion value for the notes during that period. The conversion value is equal to the product of the closing sale price for our Class A common stock on a given day multiplied by the then current conversion rate, which is the number of shares of Class A common stock into which each $1,000 principal amount of notes is then convertible. These notes were not convertible as of December 31, 2002.

In 2002, we repurchased $19.4 million in aggregate principal amount of the convertible notes on the open market for approximately $14.5 million. A resulting gain of $4.3 million, net of write-offs of unamortized discounts and deferred debt issuance costs, is included in other income in the accompanying consolidated statement of income for the year ended December 31, 2002. The outstanding principal balance of the convertible notes at December 31, 2002 was $130.1 million.

The Mortgage Facility: Prior to December 31, 2002, we had a $50 million revolving construction line of credit with Ford Credit bearing interest at 2.25 percentage points above LIBOR. In addition, we had a $50 million real estate acquisition line of credit with Ford Credit bearing interest at 2.00 percentage points above LIBOR. On December 31, 2002, we replaced the Ford Credit facilities with a revolving real estate acquisition and construction line of credit (the “Construction Loan”) and a related mortgage refinancing facility (the "Permanent Loan" and collectively with the Construction Loan, the “Mortgage Facility”) with Toyota Credit. Under the Construction Loan, our dealership development subsidiaries can borrow up to $50.0 million to finance land acquisition and dealership construction costs. Advances can be made under the Construction Loan until November 2007. All advances will mature on December 31, 2007, bear interest at 2.25 percentage points above LIBOR and are secured by Sonic’s guarantee and a lien on all of the borrowing subsidiaries' real estate and other assets.

Under the Permanent Loan, we can refinance up to $100.0 million in advances under the Construction Loan once the projects are completed and can finance real estate acquisition costs to the extent these costs were not previously financed under the Construction Loan. Advances can be made under the Permanent Loan until December 2007. All advances under the Permanent Loan mature on December 31, 2012, bear interest at 2.00% above LIBOR and are secured by the same collateral given under the Construction Loan.

The Mortgage Facility allows us to borrow up to $100 million in the aggregate under the Construction Loan and the Permanent Loan. The Mortgage Facility is not cross-collateralized with the Revolving Facility; however, a default under one will cause a default under the other.

We were in compliance with all of the restrictive and financial covenants under the Mortgage Facility at December 31, 2002.

Dealership acquisitions:

During 2002, we acquired 31 dealerships for a combined purchase price of $213.5 million in cash and 1,336,151 shares of Class A common stock valued at approximately $34.5 million. The total purchase price for the acquisitions was based on our internally determined valuation of the dealerships and their assets. The cash portion of the purchase price was financed by cash generated from our existing operations and by borrowings under our Revolving Facility.

Sale-Leaseback Transactions:

In an effort to generate additional capital, we typically seek to structure our operations to minimize the ownership of real property. As a result, facilities either constructed by us or obtained in acquisitions are typically sold to third parties in sale-leaseback transactions. The resulting leases generally have initial terms of 10-15 years and include a series of five-year renewal options. We have no continuing obligations under these arrangements other than lease payments. The majority of our sale-leaseback transactions are done with Capital Automotive REIT, which is not affiliated with Sonic. In 2002, we sold $26.4 million in dealership properties in sale-leaseback transactions. There were no material gains or losses on these sales.

Capital Expenditures:

Our capital expenditures include the construction of new dealerships and collision repair centers, building improvements and equipment purchased for use in our dealerships. Capital expenditures in 2002 were approximately $92.5 million, of which approximately $72.2 million related to the construction of new dealerships and collision repair centers and real estate acquired in connection with such construction. Once completed, these new dealerships and collision repair centers are generally sold in sale-leaseback transactions. After considering proceeds from real estate sales and sale-leaseback transactions, as well as the balance of projects in progress expected to be sold in sale-leaseback transactions, capital expenditures were $18.2 million. We do not expect any significant gains or losses from these sales.

Stock Repurchase Program:

Our board of directors has authorized Sonic to expend up to $145.0 million to repurchase shares of our Class A common stock or redeem securities convertible into Class A common stock. During 2002, we repurchased 1,803,900 shares of Class A common stock totaling approximately $33.8 million. Subsequent to December 31, 2002, we have repurchased an additional 432,800 shares of our Class A common stock for approximately $6.7 million. As of March 11, 2002 we had $31.4 million remaining under the board authorization.

Cash Flows:

Cash provided by operating activities includes net income adjusted for the effects of non-cash items such as depreciation and amortization, and the effects of changes in working capital. During 2002, net cash provided by operating activities was approximately $138.9 million. Changes in inventory in 2002, net of notes payable floor plan, resulted primarily from an increase in inventory levels created by lower demand. Changes in other working capital balances, including accounts receivable, accounts payable and other accrued liabilities, are attributed to differences in timing of payments.

Cash used for investing activities in 2002 was approximately $235.0 million, the majority of which was related to dealership acquisitions. Our other principal investing activities include capital expenditures and dealership dispositions.

During 2002, net cash provided by financing activities was approximately $106.7 million and primarily related to $145.1 million of proceeds received from the issuance of 5.25% convertible senior subordinated notes offset by repurchases of Class A common stock and repayments on our revolving credit facilities.

Guarantees:

In accordance with the terms of our real estate lease agreements, our dealership subsidiaries, acting as lessees, generally agree to indemnify the lessor from certain liabilities arising as a result of the use of the leased premises, including environmental liabilities and repairs to leased property upon termination of the lease. Sonic’s exposure with respect to these items is difficult to quantify. In addition, Sonic has generally agreed to indemnify the lessor in the event of a breach of the lease by the dealership subsidiary.

In accordance with the terms of agreements entered into for the sale of our dealership franchises, Sonic generally agrees to indemnify the buyer from certain liabilities and costs arising from operations or events that occur prior to the sale but which may or may not be known at the time of sale, including environmental liabilities and liabilities resulting from the breach of representations or warranties made under the agreement. These indemnifications generally expire within a period of one to two years following the date of sale, and Sonic’s exposure is generally limited to dollar amounts ranging from $25,000 to $5.0 million as specified within the agreements.

In connection with dealership dispositions, certain of our dealership subsidiaries have assigned or sublet to the buyer their interests in real property leases associated with such dealerships. In general, the subsidiaries retain responsibility for the performance of certain obligations under such leases, including rent payments, environmental remediation, and repairs to leased property upon termination of the lease, to the extent that the assignee or sublessee does not perform. While Sonic’s exposure with respect to environmental remediation and repairs is difficult to quantify, the total estimated rent payments remaining under such leases as of December 31, 2002 was approximately $17.1 million based on lease expiration dates ranging from October 31, 2007 to July 15, 2015. However, in accordance with the terms of the assignment and sublease agreements, the assignees and sublessees have generally agreed to indemnify Sonic and its subsidiaries in the event of non-performance.

Future Liquidity Outlook:

Our obligations under our existing credit facilities, indentures and leasing programs are as follows:

	(Amounts in thousands)
	2003	2004	2005	2006	2007	Thereafter	Total
Floorplan Financing	$850,162	$—	$—	$—	$—	$—	$850,162
Long-Term Debt	2,764	1,011	142	330,799	76	312,523	647,315
Operating Leases	77,005	73,326	69,858	65,520	62,619	357,387	705,715

We believe our best source of liquidity for future growth remains cash flows generated from operations combined with our availability of borrowings under our floor plan financing (or any replacements thereof) and other credit arrangements. Though uncertainties in the economic environment as well as uncertainties associated with U.S. military action in the Middle East may affect our ability to generate cash from operations, we expect to generate more than sufficient cash flow to fund our debt service and working capital requirements and any seasonal operating requirements, including our currently anticipated internal growth for our existing businesses, for the foreseeable future. Once these needs are met, we may use remaining cash flow to support our acquisition strategy or repurchase shares of our Class A common stock or publicly traded debt securities, as market conditions warrant.

Seasonality:

Our operations are subject to seasonal variations. The first and fourth quarters generally contribute less revenue and operating profits than the second and third quarters. Weather conditions, the timing of manufacturer incentive programs and model changeovers cause seasonality in new vehicle demand. Parts and service demand remains more stable throughout the year.